FIELDPOINT PETROLEUM REPORTS RESULTS FOR THIRD QUARTER 2016

AUSTIN, TX – Novenber 14, 2016– FieldPoint Petroleum Corporation (NYSE/MKT:FPP) today announced financial results for the third quarter, ended September 30, 2016.

Phillip Roberson, President and CFO, said, “Although our financial performance continues to be impeded by low commodity pricing, the past few months have been significant for the Company. As previously mentioned, the NYSE MKT accepted our plan to regain compliance with its listing standards, we completed a forbearance agreement with CitiBank, and we completed the first tranche of a private placement to secure additional working capital. We continue to pursue all forms of expansion opportunities that will strengthen our financial position, and at this point we are becoming very optimistic about our future. I would also like to thank our shareholders for their vote of confidence shown by approving all proposals set forth at our recent annual meeting.”

Q3 2016 Financial Highlights Compared to Q3 2015

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Total Revenue decreased to $661,632 from $957,482;

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Net Loss increased to a Loss of ($630,299) from a Loss of ($276,289); and

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Loss per share increased, basic to a Loss of ($.07) from a Loss of ($.03).

FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.  For more information, please visit www.fppcorp.com.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and natural gas prices and unexpected decreases in oil and natural gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov)

Contact: Phillip Roberson, President/CFO (512) 579-3563 or proberson@fppcorp.com

   Or Roger Bryant, Executive Chairman (214) 215-9130

   Corporate Headquarters:  609 Castle Ridge Rd, Ste 335, Austin, TX 78746